Exhibit 10.19

                             PRIME VENDOR AGREEMENT
                                     BETWEEN
                        FRED'S STORES OF TENNESSEE, INC.
                                       AND
                          BERGEN BRUNSWIG DRUG COMPANY

     This Prime Vendor Agreement ("Agreement") is entered into this 22 day of November, 1999 by and between BERGEN BRUNSWIG DRUG COMPANY ("Bergen") and FRED'S STORES OF TENNESSEE, INC. ("Fred's").

                                    RECITALS

     A. Bergen is a supply channel management company that offers pharmaceutical and other products, and related services. Fred's is a retailer of pharmaceutical and other products, and operates facilities related thereto ("Facilities") and all references to Fred's herein include each Fred's Pharmacies that is a part of Fred's now and in the future.

     B. The purpose of this Agreement is to establish the terms and conditions of the prime vendor relationship between Bergen and Fred's.

     NOW THEREFORE FOR VALUABLE CONSIDERATION the receipt and sufficiency of which is hereby acknowledged the parties hereto agree as follows:

     1. Agreement Regarding Sale and Purchase.

          1.1 Subject to the terms and conditions contained herein Fred's has agreed to purchase and Bergen has agreed to supply pharmaceutical and selected other products as described in Section 1.2, below (collectively, "Products") ordered by Fred's Facilities.

          1.2 Prime Vendor. Fred's hereby acknowledges and agrees that Bergen is Fred's prime vendor for its Fred's Pharmacies for prescription pharmaceuticals, general merchandise and supplies ordered by Fred's Pharmacies during the term of this Agreement, including, without limitation, retail, central fill and mail order Facilities, as well as Products purchased by National Pharmaceutical Network, Inc., ("NPN") an affiliate company of Fred's Stores of Tennessee, Inc. At least ninety-five percent (95%) of all branded Prescription Drugs and ninety-nine percent (99%) of all generic Prescription Drugs initially ordered by Fred's from a wholesaler will be initially ordered from Bergen.

          This agreement does not apply to merchandise  that is not prescription
     pharmaceutical   Products   stocked  and  supplied   through   Fred's  Inc.
     Distribution Center.

     2. Services.

          2.1 Delivery. Bergen will provide five (5) deliveries per week Monday through Friday subject to Section 3.3, below.

          2.2  Ordering.  All orders to Bergen,  with the exception of emergency orders, must be transmitted electronically. Bergen will provide Ultraphase(R) electronic ordering devices including scanning devices at no charge to facilitate such transmission. In addition to accepting six (6) digit Bergen item numbers for order transmission, Bergen will also accept NDC or UPC numbers for product identification. Order cut-off times and delivery schedules will be as set forth in Exhibit A attached hereto.

          2.3 Sales and Service Representation. Bergen will provide Fred's with a Bergen management level contact for Fred's Director of Pharmacy. This specific contact will be a qualified Bergen associate that will facilitate information between Fred's and Bergen. No sales calls will be made on individual pharmacies. Customer service representatives in each distribution center will handle all customer service issues.

          2.4 Returns. All merchandise returns must be processed electronically. Fred's will receive one hundred percent (100%) credit on the following returns: picking errors, ordering errors, shipping errors, billing errors, recalls, discontinued items, products received short-dated or damaged, guaranteed sales, saleable products with six (6) months or more remaining shelf life and returns handled through a third party processor or manufacturer in an amount equal to the pass-through credit through Bergen that is allowed by such third party processor or manufacturer. Programs with third party processors where Bergen assists with reconciliations, invoicing and similar services, will have a service charge equal to two percent (2%) of the return value of the Products, which charge will be assessed by Bergen and payable by Fred's upon receipt of an invoice for such services. All other returns will fall under the normal Bergen return goods policy. Short-dated products are those with less than six (6) months remaining shelf life on the date of receipt at the ordering pharmacy. A Bergen representative will handle claims and shortages. Bergen's return goods policy is attached hereto as Attachment "B" and by this reference incorporated herein.

          2.5  Fill  Rates.  Bergen  commits  to a  ninety-seven  percent  (97%)
     adjusted fill rate on a chain-wide basis. The adjusted fill rates are calculated as follows:

               (a) An item shorted on an original order will not be counted as a short for the second time until 72 hours have passed.

               (b) On individual line items where only a partial quantity is received, we will consider it a short if fifty percent (50%) or less of the quantity ordered is shipped.

               (c) On any new item, or an item previously not ordered by Fred's, a period of thirty (30) days will be given to add the item to Bergen's inventory. This period is computed from the date Fred's places the original order and provides estimates on usage.

               (d) The quantity of an item ordered in excess of one hundred twenty percent (120%) of the most recent month's order for such item on an aggregate basis for all Facilities will not be considered short.

               (e) Manufacturer's legitimate back orders, unavailability and other shortages are not computed in determining the service level.

          2.6 In the event that BBDC does not provide a 97% service level for any calendar month of the agreement, BBDC agrees to pay Fred's a rebate of 0.05% of that month's net purchases (all purchase minus claims and returns).

     3. Cost of Goods.

          3.1 Subject to section 3.3 below, "Cost" for the purpose of this agreement is defined as that cost incurred by Bergen, represented on the manufacturers' current price list, adjusted to reflect free goods, promotional allowances and other special pricing offered by the manufacturers during deal periods and contract pricing maintained by Bergen in a bid file. Adjustments to "Cost" are not made for cash discounts, or purchase and/or performance rebates. Bergen will ad to the billed amount any applicable sales, use, business, or occupational tax. SuperNet items (primarily retail-oriented products sold at a special net cost) are not subject to the pricing set forth in Section 3.2, nor to additional discounts. SuperNet is defined as those Products sold at a special net cost quoted by Bergen. These Products are predominantly Generic Purchasing Program ("GPP"), private label, durable medical equipment and non-pharmacy general merchandise.

          3.2 Products purchased by Fred's will be charged at the rate set forth in Schedule 1.

          Weekly Terms: All payments may be received by Bergen by electronic funds transfer ("EFT"). Invoices for Products delivered by Bergen from Monday through Friday will be sent by Bergen to Fred's via a statement dated the following Monday. Payment for each statement will be due and payable, and must be received by Bergen, no later than fourteen (14) days from the date of such statement.

          3.3 The pricing in Section 3.2 is based upon there being only five (5) deliveries per week.

          3.4 Fred's will receive the dating set forth in Schedule 1 with respect to: (a) initial opening orders and the first fourteen (14) days' purchases after the Facility opens, for new pharmacies and (b) with respect to existing pharmacies acquired by Fred's, the amount of purchases after the acquisition equal to the value of the prescription pharmaceutical inventory on hand at the acquired pharmacy on the date of acquisition by Fred's (excluding the value of inventory that is damaged, outdated, unsaleable or otherwise unreturnable pursuant to Bergen's Return Goods Policy attached hereto as Exhibit A and incorporated herein by this reference). The inventory count to determine the inventory value for acquired pharmacies shall be performed by a mutually acceptable third party service, at Fred's expense.

          3.5 Fred's will receive the dating set forth in Schedule 1 on statements reflecting invoices for the month of August.

          3.6 All invoices that have not been paid when due will be assessed a one and one-half percent (1.5%) per month late charge on the outstanding balance on each statement until paid.

          3.7 Once in each twelve (12) month period, Fred's shall have the right to audit Bergen's books and records, including, but not limited to, Bergen's supplier invoices which relate in any way to amounts paid by Fred's for the purpose of validating the accuracy of the amounts so paid. Fred's may use its own employees or representatives to conduct the audit or engage an outside accounting firm. Each party shall bear its own expense of any audit. Any accounting firm engaged to conduct an audit pursuant to this Agreement will sign a confidentiality statement insuring that all details and terms of books and records examined (except the total aggregate amount due to either party as a result of the audit) will be treated as confidential and will not be revealed in any manner or form by or to any person or entity. Bergen shall fully cooperate with representatives of Fred's and auditing accountants in the conduct of an audit. Audits shall be made during normal business hours, following forty-five (45) days written notice, and without undue interference to Bergen's business activity.

          3.8 Bergen and Fred's will use commercially reasonable efforts to develop electronic data interchange ("EDI") capabilities that will allow certain of the transactions contemplated by this Agreement to be accomplished by EDI. The EDI standard supported by Bergen is the American National Standards (ANSI), Accredited Standards Committee (ASC) x 12 format.

     4. Repackaging.

          Bergen will offer a comprehensive repackaging program to all Fred's pharmacies that will include a reverse substitution feature. Repackaged items will be subject to the pricing set forth in Section 3.2, with the costs to repackage and cost of money added to each repackaged Product. Any remaining margin will be split equally between Bergen and Fred's. Bergen will also provide a rebate equal to the amount set forth in Schedule 1 to be paid within thirty (30) days after the end of each twelve (12) month period of this Agreement.


     5. Generic Purchasing Program.

          5.1 Fred's shall participate in Bergen's GPP(R) (Generic Purchasing Program) in accordance with the current requirements for such program, as the same may be modified from time-to-time by Bergen. Fred's shall order ninety-nine percent (99%) of all generic pharmaceutical Products from Bergen and shall participate in the GPP Automatic Compliance Assurance Program ("ACAP"). Fred's authorizes Bergen to be its sole agent for the development and implementation of a pharmaceutical generic formulary for the length of this Agreement. This authorization includes the selection of Product, the manner in which substitution is made and all agreements negotiated with the generic supplier.

          5.2 When a manufacturer back order occurs on a GPP item, the supplier's participation in the GPP requires the supplier to pay the difference between the GPP price and the substituted item price. This information is tracked in the General Office of Bergen and Fred's will receive credit on a semi-annual basis.

          5.3 On new Product market entries only, the supplier's participation in GPP requires that Fred's will be credited for the difference, if any, between the initial invoiced amount for all GPP purchases during the first sixty (60) days and the price of such GPP Product on the 60th day after such Product is introduced into the market place. This information will also be tracked in the Bergen General Office and Fred's will receive credit on a semi-annual basis. In addition, any time during the first year of a Product introduction, if there is a price decrease for such Product, Fred's will receive a retroactive price reduction for the previous fourteen (14) days to be credited to Fred's.

          5.4 A once a month consultation will be established with the Bergen GPP team and the designees from Fred's for the purposes of reviewing program changes and enhancements. Bergen will also provide updates to Fred's Corporate Office for program changes with the same frequency of updates being offered generally to GPP participants (currently once per week).

     6. GPP Participation Incentive.

          6.1 Bergen will pay to Fred's on a quarterly basis within thirty (30) days of the end of each quarter, contingent upon Fred's full participation in and compliance with the GPP, a rebate based upon GPP purchases for the quarter, calculated as set forth in Schedule 1.

          6.2 In order to have the GPP quarterly rebate coincide with Fred's fiscal year of February 1 through January 31, a rebate will be calculated and paid to Fred's based on the percentage of GPP purchases for the period commencing December 27, 1999 and ending January 31, 2000. Depending on the percentage level of the GPP purchases for such period ending January 31, 2000, Bergen will pay to Fred's within thirty (30) days of the end of such period a rebate equal to one-third (1/3) of the amount of the quarterly rebate that would otherwise be payable for a full quarter pursuant to
     Section 6.1. (For example, if the percentage of GPP purchases compared to total prescription drug purchases is eight percent (8%) or greater, Fred's would be paid one-third of the corresponding quarterly rebate.) Thereafter, GPP rebates will be calculated and paid in accordance with Section 6.1 commencing on February 1, 2000.

     7. Systems Development.

          In consideration of the development costs to be incurred by Fred's for the transition toward implementation of this Agreement, as well as development of its supply management capabilities, Bergen shall make systems development contributions to Fred's in the amounts and on the dates set forth in Schedule 1.

     8. Pricing Conditions.

          Bergen  agrees  to be bound by the  pricing  conditions  set  forth in
     Schedule 1.

     9. Central Fill.

          Bergen will collaborate with PDX to propose a central fill opportunity to Fred's that will include specified savings on each prescription processed by the central fill facility or facilities.

     10. Other Services.

          Bergen offers certain other services to its customers generally, including Today's Healthcare(R), PatientPlus(R) and InterLinx(TM), which are available to Fred's at the currently published prices at the time services are requested (except in the case of InterLinx for Fred's Corporate Office, which is offered at the rate of Seventy-Four Dollars and Ninety-Five/100 ($74.95) per month regardless of when the service is requested)

     11. PharmaHealth Natural Care Center.

          Bergen agrees to use commercially reasonable efforts, upon Fred's request, to develop a customized version of Bergen's PharmaHealth Natural Care Center(TM). Upon commencement of a mutually acceptable customized PharmaHealth program, the initial purchase of a PharmaHealth Platinum, Gold or Silver set and the appropriate product will be subject to the terms set forth in Schedule 1.

     12.  Pharmacy  Benefit  Management.

          Concurrently with entering into this Agreement, and in consideration of this Agreement being made applicable to purchases of Product by NPN, Bergen and NPN are entering into a separate agreement that covers pharmacy benefit management services to be provided by Bergen to NPN.

     13. Term of Agreement.

          This Agreement is for a term as set forth in Schedule 1. Upon expiration of the original term, this Agreement shall automatically be extended for an additional two (2) years upon the same terms and conditions as the original term, unless either Fred's or Bergen gives prior written notice to the other party at least ninety (90) days prior to expiration of the term of this Agreement.

     14. No Representation Regarding Products.

          Bergen makes, and shall be deemed to make, no representation or warranty, express or implied, as to the value, absence of defect, absence of infringement, or the absence of any obligation based on strict liability in tort or any other representation or warranty whatsoever, express or implied, with respect to the products supplied pursuant to this Agreement, except that Bergen has received title conveyed to it by the manufacturer or supplier thereof. Other than labeling and packaging changes with regard to repackaging Products in accordance with this Agreement, said product has not been altered, modified, and/or changed and it has been properly stored. Fred's understands that Bergen is not the manufacturer of any products and agrees that Fred's will settle all claims, defenses, set-offs and counterclaims it may have with or against the manufacturer thereof directly with the manufacturer and will not assert any such claims, defenses, set-offs or counterclaims against Bergen. Fred's acknowledgment or deemed acknowledgment of receipt of products shall constitute Fred's acknowledgment and agreement that the products are fit to dispense or distribute through its locations. Fred's acknowledges that Bergen has made no representation or warranty written, oral or implied about the products or their fitness for any purpose.

     15. Products Liability.

          15.1 Bergen and its subsidiaries obtain a certificate of insurance, a continuing guarantee and an indemnification regarding products from all suppliers (or suitable alternative documentation, if appropriate). These records are available for inspection by Fred's during normal business hours upon request.

          15.2 Bergen specifically and expressly disclaims all warranties, express or implied, written or oral, including but not limited to those of merchantability and fitness for a particular purpose regarding the products or services provided herein. Except for the provisions and requirements of
     Section 14, Fred's agrees that Bergen, its subsidiaries, affiliates, and the directors, officers, shareholders and agents of each will not be liable to Fred's for any liability, claim, loss, damage (consequential or otherwise) or expense of any kind caused, directly or indirectly: (i) by the inadequacy of the products for any purpose, (ii) by any deficiency or defect, (iii) by any delay in providing the products, (iv) failure to provide the products, or (v) death or bodily injury which may be caused by the product (unless and except to the extent such death or bodily injury results from negligent or intentional acts of Bergen).

     16. Representations and Warranties.

          16.1 Representation and Warranties of Fred's. Fred's represents and warrants to Bergen that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized,
     (b) the person executing this Agreement on behalf of it is duly authorized to bind it to all terms and conditions of this Agreement, (c) this Agreement, when executed and delivered by it, will be the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, and (d) the execution, delivery and performance of this Agreement by it do not and will not (i) conflict with or constitute a breach or default under, its charter documents, delegations of authority or any material agreement, contract, commitment or instrument to which it is a party or
     (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or governmental or regulatory authority.

          16.2 Representation and Warranties of Bergen. Bergen represents and warrants to Fred's that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized,
     (b) the person executing this Agreement on behalf of it is duly authorized to bind it to all terms and conditions of this Agreement, (c) this Agreement, when executed and delivered by it, will be the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, and (d) the execution, delivery and performance of this Agreement by it do not and will not (i) conflict with or constitute a breach or default under, its charter documents, delegations of authority or any material agreement, contract, commitment or instrument to which it is a party or
     (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or governmental or regulatory authority.

     17. License Related to Certain Services.

          17.1 Bergen currently offers certain services, and may develop new services in the future, which rely on certain hardware or software offered to its customers for such fees as may be published and changed from time-to-time. In the event Fred's subscribes to any such service, its license will be as set forth below.

          17.2 For any software application Bergen may provide to Fred's, Bergen grants Fred's a non-exclusive, non-transferable license for the use of that Software ("Software") and its related documentation (the "Documentation"). Each license is granted solely for use in connection with one or more pharmacies. No such license grants Fred's any rights to any patents, trademarks or trade names. Fred's may not sublicense, lease, distribute or otherwise transfer a Software application, the related Documentation or Fred's right to use the Software and related Documentation except for Fred's locations. Fred's may not make, or allow anyone else to make, copies of the Software or related materials, beyond one copy for backup and archival purposes and one for each Fred's pharmacy being serviced under this Agreement. Fred's may not alter, modify or adapt any Software or related Documentation or create derivative works from them nor translate, reverse engineer, disassemble or decompile the Software.

          17.3 A license to Software and related Documentation will terminate automatically upon the earlier of Fred's failure to comply with the terms of the license or any other material provision in this Agreement, the termination of services for which Fred's is using the Software, or the expiration or termination of this Agreement. Upon termination of a license, Fred's must cease using the Software and related materials and, at Bergen's election and expense, return or destroy all copies of the Software Fred's may have in its possession or under its control, and certify to Bergen that Fred's has done so.

          17.4 Bergen specifically and expressly disclaims all warranties, express or implied, written or implied, written or oral, including but not limited to those of merchantability and fitness for a particular purpose, regarding the Software, the related Documentation and all other property, services or rights covered by this Agreement. Fred's acknowledges the possibility that (i) the Software may not operate in combination or in the manner which Fred's may select for use and (ii) the operation of the Software may not be uninterrupted or error free. In no event will Bergen be responsible for any consequential or special damages (including lost profits) allegedly resulting from any product, services or licensed property provided under this Agreement.

          17.5 All computer hardware and software and other equipment provided by Bergen (including Ultraphase devices and totes in which Product was delivered) (collectively "Bergen Property") shall be returned to Bergen at the end of the term of this Agreement or upon earlier termination for any reason. All such Bergen property shall be mutually counted by Bergen and Fred's and any Bergen property not returned or unaccounted for will be charged to Fred's at replacement cost or original cost less wear and tear and depreciation whichever is lesser.

     18. Confidentiality.

          The parties agree that the provisions and the existence of this Agreement, and any information provided to either party as required herein including but not limited to pricing, the Cost of Goods and the reports provided related to this Agreement are confidential and proprietary in nature. Except as may be required to be disclosed by any law, the SEC or as a result of subpoena or as may be required by any person or entity advancing credit (and such third party will be bound by this confidentiality provision), Bergen and Fred's agree that the terms of this Agreement will not be disclosed to any other persons except each party's respective officers, directors, agents, representatives, or employees.

     19. Trademarks, Trade Names, Etc.

          19.1 Fred's shall not use the name, trade name, trademarks, servicemark(s), trade dress or logo(s) of Bergen or any of its affiliates in publicity releases, advertising, sales literature or materials or in any similar activity without Bergen's prior written consent.

          19.2 Bergen shall not use the name, trade name, trademarks, service marks, trade dress or logo of Fred's or any of its affiliates in publicity releases, advertising or sales literature or materials or in any similar activity without Fred's prior written consent.

     20. Indemnification.

          20.1 Fred's Indemnification. Fred's agrees to indemnify, defend and hold harmless Bergen and its respective officers, trustees, directors, shareholders, affiliates, employees and agents (the "Indemnified Party") against any and all claims, actions, losses and damages of any kind (including all costs and expenses and reasonable attorneys' fees) arising out of Fred's breach of the terms hereof.

          20.2 Bergen Indemnification. Bergen agrees to indemnify, defend and hold harmless Fred's and its respective officers, trustees, directors, shareholders, affiliates, employees and agents (the "Indemnified Party") against any and all claims, actions, losses and damages of any kind (including all costs and expenses and reasonable attorneys' fees) arising out of Bergen's breach of the terms hereof.

     21. Open Records.

          Pursuant to the requirements of applicable law, Bergen and Fred's hereby agree that, if requested to do so, Bergen will make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO"), or their authorized representatives, all contracts, books, documents and records relating to the nature and extent of costs hereunder for a period of four (4) years after furnishing of products hereunder. In addition, Bergen and Fred's hereby agree, if services are to be provided by a subcontract with a related organization, Bergen will require by such subcontract that the subcontractor make available to the HHS and GAO, or their authorized representatives, all contracts, books, documents and records relating to the nature and extent of the costs thereunder for a period of four (4) years after furnishing of products thereunder. Notwithstanding anything set forth herein to the contrary, Bergen shall have no obligation hereunder to make public Attorney-Client privileged documents or records.

     22. Force Majeure.

          In the event Bergen's delivery or arranging for delivery of products under this Agreement is prevented, impaired, reduced or restricted by reason of force majeure, labor disputes, fire, act of God, or any other similar or dissimilar cause beyond its control, including but not limited to the unavailability of such products, transportation, shortages of materials or fuel, delay in delivery or failure to deliver by Bergen's suppliers, loss of facilities of distribution, the voluntary foregoing of the right to acquire or use any materials in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any governmental authority (whether in furtherance of national defense or war activities or to meet any other emergency), or the compliance with any law, order, ruling, regulation, instruction or requirements of any governmental authority or any political subdivision or agency thereof, or for any other cause whether of the same or different character than herein specified, beyond the reasonable control of the party affected thereby, Bergen, without liability or obligation, may reduce or eliminate the quantities herein specified in proportion to the prevention, impairment, reduction or restriction upon Bergen's production or delivery, on a pro rata basis among all users of its products during the period of any such disability. In any such case, the products which Bergen is unable to supply shall be eliminated from this contract by written notice describing the amounts eliminated and the estimated time period during which deliveries are to be suspended; and Bergen shall be relieved of any liability with respect thereto during such time Bergen may not be able to deliver the products in question. In addition, due to circumstances beyond its control, Bergen, at its discretion and only if added to all other customer accounts, may add to the Cost of products for any account, regardless of location, its fuel costs, including state taxes and surtaxes thereon, if any, and other related costs associated with its delivery of products so long as such circumstances continue to affect Bergen's said Costs.

     23. Termination.

          23.1 Default. This Agreement may be terminated by either party providing written notice of termination to the other party upon a default of the other party under this Agreement. For purposes of this provision, a default shall be deemed to have occurred upon the happening of any of the following:

               (a) A party has filed a petition in bankruptcy, been adjudged to be insolvent by a court of competent jurisdiction or has made a general assignment for the benefit of its creditors;

               (b) A party has failed to pay any amount that is due to the other party under this Agreement and such failure continues for fifteen (15) days after such party receives notice of such breach from the non-breaching party; or

               (c) A party fails to perform any of its material obligations or failure to correct any major service issue under this Agreement, and such failure continues for thirty (30) days after such party receives notice of such breach from the non-breaching party; provided, however, if the breaching party has commenced to cure such breach within such thirty (30) days, but such cure is not completed within said thirty
          (30) days, such party shall be afforded the amount of additional time reasonably necessary to complete said cure, provided that the party diligently pursues curing the breach until completion.

          23.2 Notice. For the purposes of this Agreement the notice of termination required for each event of default listed in Section 23.1 is as follows:

                           (a)      Section 23.1(a) -- ten (10) days
                           (b)      Section 23.1(b) - ten (10) days
                           (c)      Section 23.1(c) -- sixty (60) days

     24. Miscellaneous.

          24.1 No Agency. Bergen shall be an independent contractor hereunder, and this Agreement shall not be construed to create any other relationship between the parties, as principal and agent, joint venturers or otherwise. Neither party is authorized to enter into agreements for or on behalf of the other party, collect any obligation due or owed to the other party, accept service of process for the other party, or bind the other party in any manner whatever.

          24.2   Severability.   The   invalidity   or  partial   invalidity  or
     unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision.

          24.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties, is intended as a complete and exclusive statement of the terms of their agreement with respect to its subject matter, and supersedes any prior agreements or understandings between the parties relating to its subject matter.

          24.4 Amendments. This Agreement may not be amended, supplemented or modified in any respect without further written agreement of both parties, signed by their respective authorized representatives.

          24.5 Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute but one and the same instrument.

          24.6 Waivers. Neither party's failure to insist, in one or more instances, upon the performance of any term or terms of this Agreement shall be construed as a waiver or relinquishment of such party's right to such performance or other future performance of such term or terms, and the other party's obligations with respect thereto shall continue in full force. Either party's consent to or approval of any act by the other party on any one occasion shall not be deemed a consent or approval of the same act on any subsequent occasion.

          24.7 Notices. Any notice required or permitted hereunder shall be given by personal delivery, or by prepaid registered or certified mail, return receipt requested, addressed as follows:

                  If to Bergen:             Bergen Brunswig Drug Company
                                            4000 Metropolitan Drive
                                            Orange, California 92868
                                            Attn:  President - Retail Sales

                  with a copy to:           Bergen Brunswig Corporation
                                            4000 Metropolitan Drive
                                            Orange, California 92868
                                            Attn:  Chief Legal Officer

                  If to Fred's:             Fred's Stores of Tennessee, Inc.
                                            4300 New Getwell Road
                                            Memphis, Tennessee
                                            Attn:  E.V.P. of Pharmacy Operations


                  with a copy to:           Fred's Stores of Tennessee, Inc.
                                            4300 New Getwell Road
                                            Memphis, Tennessee
                                            Attn:  Secretary/General Counsel

     or to such other address as either party may designate by written notice. Notice by personal delivery shall be effective upon receipt, and notice by mail shall be effective upon the date that the return receipt is signed.

          24.8 Captions. The captions and headings in this Agreement are for convenience only, and are not intended to be a part of this Agreement, or to affect its meaning or interpretation.

          24.9 Assignment. Except as set forth below, Fred's and Bergen may not assign this Agreement without the prior written consent of the other party.

          24.10 Successor and Assigns. Subject to the provisions Section 24.9 this Agreement shall inure to the benefit of and be an obligation of each party's successors and assigns.

          24.11 Further Assurances. Each party, at its own cost and expense, at the reasonable request of the other party, agrees to undertake all such further acts and to execute all such further reasonable documents as may be necessary and reasonably requested by either party to effectuate the purchase and sale of the products contemplated herein.

          24.12 Affiliate Companies. In order to better service the needs of Fred's, products or services may, from time to time be provided by an affiliate company of Bergen subject to the terms and conditions of this agreement. Fred's hereby acknowledges that products or services will be provided by an affiliate of Bergen and hereby expressly accepts and consents to this distribution arrangement and agrees to be liable for all payments due hereunder to such affiliate of Bergen or as directed by Bergen.

THE TERMS OF THIS AGREEMENT HAVE BEEN APPROVED AND ACCEPTED.

Fred's Stores of Tennessee, Inc.            Bergen Brunswig Drug Company


By: /s/ Michael Hayes                       By: /s/ David W. Neu
   -------------------------                   ---------------------------
Print Name:  Michael Hayes                  Print Name:  David W. Neu
           -----------------                           -------------------
Title: President                            Title: President, Retail Dvsn.
      ------------------------                    ------------------------
Date:    11/23/99                           Date:  11/24/99
      ----------------------                      ------------------------

                                    EXHIBIT A

Distribution Centers*               Order Cut Off Times*      Delivery Times*
---------------------               --------------------      ---------------
Nashville                                7:00 pm CST          8:00 am -12:00 CST

Dallas                                   8:00 pm CST          8:00 am -12:00 CST

Houston                                  8:00 pm CST          8:00 am -12:00 CST

Atlanta                                  7:00 pm EST          8:00 am -12:00 EST

Montgomery                               7:00 pm CST          8:00 am -12:00 EST
                                         6:00 pm CST (GA)     8:00 AM -12:00 EST

Mobile                                   7:00 pm CST          8:00 am -12:00 CST

Meridian                                 7:00 pm CST          8:00 am -12:00 CST



* This list of Distribution Centers is subject to change if and when Bergen adds or changes distribution centers in the normal course of its business operations, or if existing distribution centers are added upon Fred's acquisition/opening of new Facilities. In addition, order cut off times and delivery times are subject to changes as may be required by the operational requirements of each distribution center.

                                    EXHIBIT B

================================================================================
                           BBDC's RETURN GOODS POLICY
================================================================================

All returns to Bergen Brunswig should be transmitted via Electronic Order Entry (machine or computer).

1. The policy will allow full credit (customer acquisition cost) on the following, if returned within 90 days of purchase:

     a.   Filling Errors
     b.   Guaranteed Sale Items
     c.   Ordering Errors
     d.   Shipping Errors
     e.   Billing Errors
     f.   Shortages, Claims
     g.   Concealed Shipping Damages

2.   All other merchandise returned will have a handling charge applied:

     a. Over stock (inventory reduction) will be credited at wholesale file cost, less a 10% handing fee.

     b. Unsaleable merchandise (merchandise that has been damaged or has less than nine (9) months dating) accepted for return in accordance with manufacturer's policy will be credited at wholesale cost, less a thirty percent (30%) handling fee, or the product's salvage value as determined by the manufacturer's return policy.

3.   Credits are posted to statements daily.

     a.   Ordering/shipping   errors  and  all  other  saleable  items  will  be
          processed   and   posted  no  later  than  two  weeks  of  receipt  of
          merchandise.

     b.   All unsaleable products (expired,  outdated,  shop worn, etc.) will be
          processed   and  posted  no  later  than  four  weeks  of  receipt  of merchandise.

4.   Items requiring special handling:

     a. Schedule II Items: As a policy, we do not accept Class II items for return. In the event of a damage/shipping/ordering error, full credit will be given.

     b. Refrigerated Items: Saleable items requiring refrigeration should be held under proper storage for your sales representative to handle on their next call to your facility

5.   Items that may not be returned:

     a. Unsaleable products from manufacturers whose policy WILL NOT allow the wholesaler to handle. BBDC will assist you in contacting these manufacturers to help effect the return.

     b.   Products   which  are  outdated  past  allowable  time  given  by  the manufacturer for return.

     c. Products with broken seals and/or partial contents. BBDC will assist you in contacting the manufacturer to help effect the return.

     d. Saleable or unstable products, such as "cents off", bonus pack, trial size or any item sold on a no return basis.

     e. Returns shipped from the following are not, or may not be, covered by this policy and will be handled by your BBDC representative.

                  *   General Merchandise Division
                  *   Gift Show Purchases
                  *   Promotions Unlimited Circular Merchandise
                  *   Fragrance Plus
                  *   Special Drop Ship Purchases

6.   Any  credit  or  return   questions   not  covered  or  understood  in  the
     above-stated policy can be quickly resolved by contacting your BBDC customer service representative at your servicing division.